Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer
(708) 450-6759
MIDWEST BANC HOLDINGS, INC. ACQUIRES NORTHWEST SUBURBAN BANCORP, INC.
Melrose Park, Illinois (October 1, 2007) — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) has completed its previously-announced acquisition of Northwest Suburban Bancorp, Inc. (“Northwest Suburban”) and merger of Mount Prospect National Bank into Midwest Bank and Trust Company, creating a 29-branch bank with more than $3.5 billion in assets.
The overall mix of the total consideration to be paid for all outstanding shares of Northwest Suburban common stock is fixed so that 55% of the Northwest Suburban common stock will be converted into cash and 45% of the Northwest Suburban common stock will be converted into Midwest Banc Holdings common stock. Those stockholders who have elected to receive cash will be paid at the rate of $42.75 for each share of Northwest Suburban common stock, and those who have elected to receive stock will be paid 2.4551 shares of Midwest Banc Holdings common stock for each Northwest Suburban common share.
Midwest Banc Holdings will issue approximately 3,756,000 shares of common stock and pay $79.9 million in cash for the acquisition. The total consideration is valued at $135.4 million, based on Midwest Banc Holdings’ common stock close price on September 28th.
John G. Eilering, Chairman and Chief Executive Officer of Northwest Suburban, has become Area President — Northwest of Midwest Bank and Stephan L. Markovits, President of Mount Prospect National Bank has become Executive Vice President of Midwest Bank. In addition, Dennis M. O’Hara, CPA, a partner of Clifton Gunderson, LLP and a director of Northwest Suburban, has joined the boards of both Midwest Banc Holdings and Midwest Bank, following the closing of the transaction.
The merger of the two banking subsidiaries will enhance Midwest Bank’s geographic footprint. The acquisition made Midwest Bank the 16th largest bank in the Chicago area, based on deposits. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect and North Barrington provide a complementary footprint for Midwest Bank branches in northwest Cook and McHenry Counties.
Executives of both firms have been collaborating on merger implementation and transition matters over the past few months. The actual data processing conversion will take place later this month. “The dedication and talent of our combined staffs should lead to a smooth transition and realization of merger benefits,” said James J. Giancola, President and Chief Executive Officer of Midwest Banc Holdings.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, LLC. Information on Midwest Banc Holdings, Inc. is available at www.midwestbanc.com.
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